Exhibit 14.1

OPTIMIZERX CORPORATION

Code of Business Conduct and Ethics

INTRODUCTION

This Code of Business Conduct and Ethics (this “Code”) contains general guidelines for conducting the business of OptimizeRx Corporation and its subsidiaries (collectively, the “Company” or “OptimizeRx”) and applies to all of the Company’s directors, officers and employees. We refer to all officers and other employees covered by this Code as “Company employees” or simply “employees,” unless the context otherwise requires. In this Code, we refer to our principal executive officer, principal financial officer, principal accounting officer and controller, or persons performing similar functions, as our “principal financial officers.” This Code, as applied to the Company’s principal financial officers, shall be the Company’s “code of ethics” within the meaning of Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated thereunder.

This Code is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in reports and documents that the Company files with, or submits to, the Securities and Exchange Commission (the “SEC”) and in other public communications made by the Company;

•	compliance with applicable governmental laws, rules and regulations;

•	the prompt internal reporting to an appropriate person or persons identified in the Code of violations of the Code; and

•	accountability for adherence to the Code.

While this Code provides general guidance for appropriate conduct and avoidance of conflicts of interest, it does not supersede specific policies that are set forth in other Company policy statements. Violations of law, this Code or other Company policies or procedures can lead to disciplinary action up to and including termination of service.

Seeking Help and Information

Each day, you are faced with making decisions that will affect the Company’s business. You are obligated to comply with the Code guidelines and should avoid even the appearance of unethical or unprofessional behavior. This Code is not intended to be a comprehensive rulebook and cannot address every situation that you may face. If you feel uncomfortable about a situation or have any doubts about whether it is consistent with the Company’s ethical standards, seek help. OptimizeRx has many resources that can help you, including:

•	your immediate supervisor or department manager
•	our Human Resources Business Partner
•	our General Counsel

Reporting Violations of the Code

In addition to seeking guidance, we are each expected to report any known or suspected violations of our Code, Company policies or applicable law. We have provided several channels for speaking up without fear of retaliation. Choose whichever reporting option is most comfortable for you:

•	You can report a known or suspected violation to your immediate supervisor or department manager, our Human Resources Business Partner, or our General Counsel.
•	You may also make a complaint by sending an email to whistleblowerhotline@OptimizeRx.com or anonymously online by going to: https://www.whistleblowerservices.com/OPRX. For additional guidance, see our Whistleblower Policy.

We will promptly and fairly review and/or investigate reports of any known or suspected violations of our Code, Company policy or applicable law in accordance with our legal and ethical obligations. We expect employees to cooperate fully and honestly in Company investigations. Some concerns may require an in-depth investigation, which could include interviews and reviews of documents. A violation of the Code or a Company policy may result in disciplinary action, up to and including termination of service, regardless of an employee’s title or tenure. The Company will keep investigations confidential to the extent possible consistent with the need to conduct a thorough investigation and to resolve the concern.

Policy Against Retaliation

We should all feel comfortable reporting perceived violations of our Code, Company policy or applicable law. It is not always easy to speak up, but doing so ensures that our Company continues to have a safe and respectful work environment. We prohibit any retaliation against anyone who, in good faith, seeks help or reports known or suspected violations. If you feel that you or any of your colleagues are being retaliated against, report it immediately. For additional guidance, please see our Whistleblower Policy. OptimizeRx takes all allegations of retaliation seriously and will promptly and thoroughly investigate. If the Company finds that retaliation occurred, appropriate disciplinary action will be taken.

Nothing in this Code or any other Company policy limits the ability of an employee, officer, or director to communicate with or provide information to any governmental agency or commission, including the Securities and Exchange Commission, regarding possible legal violations without disclosure to the Company, as protected under applicable whistleblower laws. The Company prohibits retaliation for any of these activities.

Waivers and Amendments of the Code

Any waiver of this Code for our directors, officers or other principal financial officers may be made only by the Board of Directors, or a designated committee of the Board of Directors, and will be disclosed to the public as required by law or the rules of the Securities and Exchange Commission and Nasdaq. Waivers of this Code for any other employee may be made only by the Company’s Chief Executive Officer or Chief Financial Officer, with guidance from the General Counsel as appropriate. In addition, we reserve the right to amend or supplement our Code and other Company policies without prior notice.

HONEST AND ETHICAL CONDUCT

The Company expects and requires ethical behavior from its directors and employees. You are expected to act in the best interests of the Company. Further, you must engage in and promote honest and ethical conduct, including handling actual or apparent conflicts of interest in an ethical manner, and act with honesty and integrity. In the best interests of the Company, you must avoid even the appearance of impropriety.

Conflicts of Interest

Each of us has a responsibility to the Company, its stockholders and each other. Although this duty does not prevent us from engaging in personal transactions and investments, it does demand that we avoid situations where a conflict of interest might occur or appear to occur. A conflict of interest occurs when our private interests or actions interfere—or appear to interfere—with the interests of the Company. We must always be transparent about outside activities and relationships. Many times, conflicts can be avoided or resolved through open and honest discussion.

Without limiting the general scope of this policy, conflicts of interest may arise when you:

•	Engage in activities that compete with, or appear to compete with, the Company’s interests.
•	Obtain personal benefits, gifts or favors because of your position with the Company.
•	Have a significant financial interest in one of the Company’s vendors, customers or competitors.
•	Allow your decisions at work to be influenced, or appear to be influenced, by personal or family interests or relationships.
•	Divert a business opportunity away from the Company for personal benefit.
•	Engage in outside employment or service on a board of directors that interferes with your job performance or responsibilities to the Company.
•	Use Company property, information or resources for personal benefit or the benefit of others.

It is not always easy to identify conflicts of interest. They can take many forms and arise in a wide variety of contexts. All actual and potential conflicts of interest must be disclosed by directors, officers and principal financial officers to the General Counsel and the Audit Committee. Other employees must make their disclosure to their supervisors and the General Counsel. When an actual or potential conflict of interest is identified, the General Counsel, or in the case of directors, officers and principal financial officers, the Board of Directors or the Audit Committee, in consultation with the General Counsel as appropriate, must determine whether and what mitigating controls are required.

Corporate Opportunities

As an employee or director of the Company, you have an obligation to advance the Company’s interests when the opportunity to do so arises. If you discover or are presented with a business opportunity through the use of corporate property or information or because of your position with the Company, you should first present the business opportunity to the Company before pursuing the opportunity in your individual capacity. No employee or director may use corporate property, information or his or her position with the Company for personal gain or should compete with the Company while employed by us or while serving as a director to us. If you are an employee, you should disclose to your supervisor the terms and conditions of each business opportunity covered by this Code that you wish to pursue. Your supervisor will contact the General Counsel and the appropriate management personnel to determine whether the Company wishes to pursue the business opportunity. If you are a director, you should disclose to the Board of Directors the terms and conditions of the opportunity, and you may only pursue such opportunity if the Board of Directors declines to pursue such opportunity. If the Company waives its right to pursue the business opportunity, you may pursue the business opportunity on the same terms and conditions as originally proposed and consistent with the other ethical guidelines set forth in this Code; provided that any pursuit of such business opportunity shall not interfere in any way with or otherwise interrupt your work, duties and responsibilities as an employee or director of the Company.

Confidential Information

Directors and employees have access to a variety of confidential information regarding the Company. Confidential information includes all non-public information that, if improperly disclosed, might be useful to competitors, or detrimental to the Company, our customers, vendors or other third parties. Regardless of the source of confidential information or whether such information is about our Company or a third party, directors and employees must maintain the confidentiality of information entrusted to them. For reputational as well as legal reasons, it is important that directors and employees not disclose such information except in the performance of assigned duties, when the release of such information is authorized by the appropriate company officer, or when the release of such information is legally mandated. An employee’s obligation to protect confidential information continues after he or she leaves the Company. Unauthorized disclosure of confidential information could cause competitive harm to the Company or its customers and could result in legal liability to you and the Company. Any questions or concerns regarding whether disclosure of Company information is legally mandated should be promptly referred to the Company’s General Counsel. This provision is not intended to infringe on the statutory rights of employees, including but not limited to under the National Labor Relations Act.

For additional guidance, please see the Company’s Board Confidentiality Policy and the Company’s Insider Trading Policy.

Protection of Corporate Assets

OptimizeRx depends on you to use company assets honestly and efficiently, and to safeguard them against loss, theft, carelessness and misuse. To the extent that the Company has furnished you with equipment, you must care for that equipment and use it responsibly for Company business purposes. Company assets include items such as computers and other electronic devices, among other things. Limited personal use of company computers and phones is acceptable provided such equipment is primarily used for business purposes and any personal use does not interfere with your ability to perform your job responsibilities or violate Company policies or applicable law. The Company reserves the right to monitor, record, disclose, audit and delete without prior notice, all usage of our network and technological equipment, to the extent permitted by local law.

Intellectual property, such as patents, copyrights, trademarks and trade secrets, are highly valuable assets and we are committed to ensuring our proprietary assets are not infringed upon or misappropriated by others. Our ongoing research and development activities, as well as our intellectual property, are confidential information and should not be disclosed to anyone outside of the Company, or to anyone internally without a legitimate business reason. This type of disclosure can seriously reduce the value of our intellectual property and potentially destroy our commercial advantage.

Business Gifts and Entertainment

Business gifts and entertainment are often customary courtesies in developing and maintaining strong working relationships with customers, vendors and other providers. However, gifts and entertainment are one area where there is a significant risk for the appearance of a conflict of interest, an actual conflict of interest, or even concerns about bribery or corruption. You are expected to be transparent and exercise good judgment when giving and receiving gifts.

In general, you are discouraged from accepting gifts or entertainment from our customers, vendors and other providers. Inexpensive gifts, infrequent business meals, celebratory events and entertainment, provided that they are not excessive or create an appearance of impropriety, do not violate this policy. Any gifts or entertainment in excess of $25.00 USD, whether or not reimbursed by the Company, must be reasonable and customary under the circumstances. Questions regarding whether a particular payment or gift violates this policy are to be directed to our General Counsel.

Gifts given by the Company to vendors or customers or received from vendors or customers should always be appropriate to the circumstances and should never be of a kind that could create an appearance of impropriety. The nature and cost of such gifts must always be accurately recorded in our books and records.

Charitable Contributions and Political Activities

The Company encourages our employees to become involved in community activities and charitable organizations. However, no employee may bring undue pressure on another employee to contribute to a charitable organization. The Company respects the rights of our employees to participate in the political process. Indeed, engaging in the process builds a stronger community and a better political system. However, you must at all times make clear that your views and actions are your own, and not those of the Company. Additionally, employees may not use Company time or resources to support personal political activities or use their position to coerce or pressure employees to make contributions or support a candidate or political cause.

Fair Employment Practices

Fair employment practices are an essential part of our business and help contribute to a culture of respect. We have a collective responsibility to foster a culture of fairness, respect, and inclusion that drives us to value and embrace differences. We prohibit any form of unlawful employee harassment or discrimination based on an individual’s age, race, color, national origin, ancestry, citizenship, religion, gender, sexual orientation, gender identity, pregnancy, physical or mental disability, medical condition, requests or approved protected medical leaves, genetic information, veteran status, uniformed servicemember status, domestic violence victim status, political affiliation, or any other status protected by federal, state, or local laws.

To meet our responsibilities to employees, customers, and investors, the Company must maintain a safe and productive workplace. Violence or the threat of violence will not be tolerated, whether committed by or against a co-worker, supervisor, customer, vendor or visitor. The unlawful use, possession, purchase, sale, distribution, or being under the influence of any illegal drug and/or the misuse of legal drugs while on company or client premises or while performing services for the company is strictly prohibited. OptimizeRx also prohibits reporting to work or performing services under the influence of alcohol. All employees have the opportunity and responsibility to contribute to a safe work environment by using commonsense rules and safe practices and by notifying management when any health or safety issues are present.

For additional guidance, please see our Employee Handbook.

ACCURACY OF FINANCIAL REPORTS AND OTHER PUBLIC COMMUNICATIONS

Financial Reports

As a public company we are subject to various securities laws, regulations and reporting obligations. Both federal law and our policies require the disclosure of accurate and complete information regarding the Company’s business, financial condition and results of operations. The Company’s financial statements are relied upon both internally and externally by individuals making business or investment decisions. Accuracy and candor are critical to the financial health of the Company. Reports and other documents the Company files or submits to the SEC as well as other public communications must contain full, fair, accurate, timely and understandable disclosure. Inaccurate, incomplete or untimely reporting will not be tolerated and can severely damage the Company and result in legal liability. All employees responsible for the preparation of the Corporation’s public disclosures, or who provide information as part of that process, have a responsibility to assure that such disclosures and information are complete, accurate and fairly reflect the Company’s assets, liabilities and material transactions engaged in by the Company.

If you become aware of inaccuracies contained in the financial statements, reports and other documents the Company filed or submitted to the SEC as well as other public communications made by the Company (collectively, “SEC Reports and Public Documents”), or material omissions from the SEC Reports and Public Documents, you should immediately report such inaccuracies or omissions to the Chairman of the Company’s Audit Committee pursuant to the procedures set forth in our Whistleblower Policy.

Company Records

Accurate and reliable records are crucial to our business. Our records are the basis of our earnings statements, financial reports and many other aspects of our business and guide our business decision-making and strategic planning. Company records include booking information, payroll, timecards, travel and expense reports, e-mails, accounting and financial data, measurement and performance records, electronic data files, personnel records, records relating to our intellectual property, product development and collaborations and all other records maintained in the ordinary course of our business. All Company records must be complete, accurate and reliable in all material respects. No false, artificial or misleading entries in the books and records of the Company shall be made for any reason whatsoever. No fund or asset that is not fully and properly recorded, and no accounting entries or books of account that do not truly reflect the transactions to which they relate, shall be created or maintained. Each employee and director must follow any formal document retention policy of the Company with respect to Company records within such employee’s or director’s control.

Company Spokespersons

As a public company, it is critical that all external communications with investment analysts, the media, and investors be consistent and accurate. Specific policies have been established regarding who may communicate information to the public. Public statements on our Company’s behalf must be made only by the appropriate sources within the Company.

All media, financial analyst and investor inquiries must be referred to our Chief Executive Officer, Chief Financial Officer or General Counsel. For additional guidance, please see our Regulation FD Policy.

COMPLIANCE WITH LAWS AND REGULATIONS

Each employee and director has an obligation to comply with all laws, rules and regulations applicable to the Company’s operations. These include, without limitation, laws covering bribery and kickbacks, copyrights, trademarks and trade secrets, information privacy, insider trading, illegal political contributions, antitrust prohibitions, foreign corrupt practices, offering or receiving gratuities, environmental hazards, employment discrimination or harassment, occupational health and safety, false or misleading financial information or misuse of corporate assets. You are expected to understand and comply with all laws, rules and regulations that apply to your job position. If any doubt exists about whether a course of action is lawful, you should seek advice from your supervisor or the Company’s General Counsel. The Company’s continued and current success largely depends upon its reputation for engaging in its business in an ethical and legal manner. Therefore, directors and employees must comply with both the letter and spirit of federal, state and local laws, rules and regulations applicable to the Company’s business.

Insider Trading

Under federal securities laws, no director, officer or employee can trade in the Company’s stock on the basis of material non-public information, nor can they “tip” material non-public information to others who use it to trade in the Company’s securities. The Company’s directors, officers and other employees designated by the Company are subject to additional restrictions on buying and selling Company stock, such as pre-clearance trading authorization. If you are subject to these restrictions, you will be notified by the Company’s General Counsel, Chief Financial Officer or Chief Executive Officer. For additional guidance, please see our Insider Trading Policy. All directors, officers and employees shall comply with the Company’s Insider Trading Policy.

Fair Competition

We compete vigorously and honestly based on the quality of our products and services, and are committed to never engaging in, or supporting, unfair or illegal business practices. Most countries around the world have competition laws (known in the U.S. as antitrust laws) designed to encourage competition in business for the benefit of consumers. While these laws vary around the world, their general purpose is to prevent a company or a group of companies from dominating or monopolizing the market, or using their market power to unreasonably restrain competition. When we interact with competitors, we must be especially vigilant to ensure our discussions comply with applicable competition laws. No employee or director may be involved, directly or indirectly, in any contracts, agreements or activities that might be construed as an attempt to violate these competition laws and regulations. Illegal business practices can include informal as well as formal agreements, and implied as well as express understandings or agreements between competitors, and can be evidenced by virtually any type of business conduct. Therefore, even in casual conversations, you must be careful not to give even the appearance of intent to violate competition laws. The consequences of a violation of competition laws are severe.

Bribery and Corruption

Bribery and corruption are not only against our Company values but are illegal and can expose both the employee and the Company to fines and other penalties, including imprisonment. Bribery refers to the offering, giving, soliciting or receiving of any item of value as a means of influencing the actions of an individual holding public or legal duty. We are committed to never offering or accepting bribes, kickbacks or other improper payments, whether directly or indirectly. All employees and directors, whether located in the United States or abroad, must comply with the U.S. Foreign Corrupt Practices Act (FCPA) and all anti-bribery laws. Corruption refers to dishonest or illegal behavior, an inducement to do wrong by improper or unlawful means. We may not accept or offer corrupt payments directly and we may not do so through third parties (e.g., agents, representatives, and consultants). We should select such third parties carefully, as we personally and our Company may be held responsible for their actions.

Anti-bribery and anti-corruption require the Company and its employees to be diligent in how we operate. It is critically important we remain in compliance with all anti-corruption laws. Violating these laws can severely harm our company’s reputation as an ethical business and result in civil and criminal penalties for the Company and individuals involved.

For additional guidance, see the Company’s Global Anti-Bribery and Anti-Corruption Policy.

Environmental Protection

The Company is committed to being an environmentally responsible corporate citizen. Each director and employee of the Company has a responsibility to protect the environment and human life and health. It is, therefore, imperative that each of us accepts responsibility for compliance with laws and regulations governing the protection of the environment. We encourage employees to minimize the impact of the Company’s business operations on the environment with methods that are socially responsible and economically sound.

DISCIPLINARY ACTIONS

Violations of our Code, Company policies or applicable laws have serious consequences for both the Company and the individuals involved. Failure to comply with our Code, Company policies or applicable laws can result in disciplinary action. Disciplinary actions may include, but not be limited to suspension or termination of service, and such other action, including legal action, as the Company believes to be appropriate under the circumstances.

Approved and adopted: June 22, 2021